EXHIBIT 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the "Agreement") is made as of this 12th day of August 2014, between Eventure Interactive, Inc. having its principal place of business at 3420 Bristol Street, 6th Floor, Costa Mesa, CA 92626 (hereinafter referred to as the "Company"), and Vinay Jatwani, an individual with an address of 1166 Dolphin Terrace, Corona Del Mar, CA 92625 (hereinafter referred to as the "Consultant").

WHEREAS, the Company desires to have the Consultant perform certain services as specified herein, and the Consultant is experienced in providing, and is willing to perform, such services for the Company.

1.            Statement of Work.

The Company hereby engages the Consultant to perform, and the Consultant hereby agrees to perform, subject to the direction of the Company, (i) the services set forth on Exhibit A hereto (the terms of which are incorporated by reference herein) and (ii) such other services requested by the Company as are within the expertise of the Consultant (collectively, the "Services").

The Consultant agrees to:

(a)          comply with all instructions and directions regarding the Services received from the Company;

(b)          accept assignments regarding the Services only from the Chief Executive Officer, President or Chief Financial Officer of the Company; and

(c)          report only to the President, Chief Executive Officer or Chief Financial Officer of the Company or their designees. The Consultant agrees to perform the Services with the standard of care, skill and diligence of an experienced consultant with experience in performing such types of Services.

2.            Relationship Among the Parties.

The Company and the Consultant expressly acknowledge and agree that the Consultant is an independent contractor to the Company, and this Agreement does not create, and will not be deemed to create, a partnership, joint enterprise, agency, employer-employee or master-servant relationship between the parties. The Consultant agrees that during the term of this Agreement the Consultant shall not hold himself out as an employee of the Company. The Consultant acknowledges that the Consultant is not entitled to workers compensation or any other benefit or insurance protection provided by the Company or its affiliates to their employees. The Consultant will make all filings with local, state and federal taxing authorities required of him and make all payments required by such taxing authorities, including income tax and social security tax payments, required on the payments made to the Consultant by the Company hereunder.

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The Consultant acknowledges and agrees that he is not authorized to, shall not, and shall not represent or imply that he has authority to, bind or obligate the Company in any way nor, without the express prior written authorization of the Chief Executive Officer, Chief Financial Officer or President of the Company or their designees, negotiate the terms or conditions of any agreement on behalf of the Company, whether relating to the Services or otherwise.

3.            Effective Date and Term; Termination

This Agreement shall be effective on August 12, 2014 and terminate on August 11, 2016 subject to extension upon mutual written agreement of both parties. Notwithstanding the foregoing, the Company may terminate this Agreement at any time upon thirty days prior written notice to Consultant. Upon any such termination, the Company’s obligations to make the bi-monthly payments required by Section 4(a) of this Agreement shall cease. Notwithstanding any termination of this Agreement, the provisions of Sections 2, 7, 8, 11, 12 and 13(j) shall survive and continue.

4.            Compensation and Payment of Expenses.

(a)          The Company shall pay the Consultant for Services performed in accordance herewith at a rate of $4,167 per month due on the first ($2,083.50) and fifteenth ($2,083.50) of each month. Payments due for a partial month of service shall be prorated to reflect same.

(b)          The Company shall issue to the Consultant, as soon as practicable following execution of this Agreement, for Services to be performed in accordance herewith, stock options as set forth on Schedule A hereto.

(c)          The Company will pay directly or promptly reimburse Consultant upon demand (after submission of invoices or other appropriate substantiation for their payment), all reasonable out-of-pocket costs and expenses reasonably incurred in furtherance of his engagement hereunder; provided, however, that any single expense item in excess of $100 is subject to prior written approval by the Company. The obligation to pay and/or reimburse Consultant for his expenses as contemplated herein shall continue and shall survive termination of Consultant’s engagement hereunder with respect to any and all expenses incurred prior to such termination.

5.            Representations, Warranties and Covenants of the Consultant.

The Consultant represents and warrants to, and covenants with, the Company, as follows:

(a)          the Consultant has the capacity, power and authority to enter into this Agreement and has the ability, experience and skills necessary to carry out his obligations under this Agreement;

(b)          the Consultant shall comply with all securities laws and regulations applicable to the Company and the Consultant, and all policies, rules and requirements of any exchange or quotation system on which the shares of the Company trade;

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(c)          the Consultant shall act at all times in the best interests of the Company and to perform the Services with the standard of care, skill and diligence of an experienced consultant with experience in performing the Services;

(d)          the Consultant will not distribute or disseminate any information concerning the Company in any form or medium, unless such information and the form and context in which it is to be presented has either (i) been provided to the Consultant by the Company expressly for distribution or dissemination, or (ii) has been reviewed and approved in writing by the Company prior to its distribution or dissemination by the Consultant;

(e)          the Consultant will not engage in any transaction involving the offer or sale of securities of the Company, and will not solicit or encourage any other party to engage in any transaction involving the offer or sale of securities of the Company, at any time that the Consultant is in possession of material non-public information concerning the Company; and

(f)          the Consultant shall comply with all instructions and directions regarding the Services received from the Company.

6.            Services Not Exclusive.

The Consultant shall devote such of his time and effort necessary to the discharge of his duties hereunder. The Company acknowledges that the Consultant is engaged in other business activities, and that he will continue such activities during the term of this Agreement. The Consultant shall not be restricted from engaging in other business activities during the term of this Agreement.

7.            Confidentiality.

(a)          The Consultant understands that the Company and/or its affiliates, from time to time, may impart to the Consultant confidential information, whether such information is written, oral or graphic.

For purposes of this Agreement, “Confidential Information” means information, which is used in the business of the Company or its affiliates and (i) is proprietary to, about or created by the Company or its affiliates, (ii) gives the Company or its affiliates some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company or its affiliates, (iii) is designated as Confidential Information by the Company or its affiliates, is known by the Consultant to be considered confidential by the Company or its affiliates, or from all the relevant circumstances should reasonably be assumed by the Consultant to be confidential and proprietary to the Company or its affiliates, or (iv) is not generally known by non-Company personnel. Such Confidential Information includes, without limitation, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential):

(i) Internal personnel and financial information of the Company or its affiliates, vendor information (including vendor characteristics, services, prices, lists and agreements), purchasing and internal cost information, internal service and operational manuals, and the manner and methods of conducting the business of the Company or its affiliates;

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(ii) Marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, bidding, quoting procedures, marketing techniques, forecasts and forecast assumptions and volumes, and future plans and potential strategies (including, without limitation, all information relating to any acquisition prospect and the identity of any key contact within the organization of any acquisition prospect) of the Company or its affiliates which have been or are being discussed;

(iii) Names of customers and their representatives, contracts (including their contents and parties), customer services, and the type, quantity, specifications and content of products and services purchased, leased, licensed or received by customers of the Company or its affiliates; and

(iv) Confidential and proprietary information provided to the Company or its affiliates by any actual or potential customer, government agency or other third party (including businesses, consultants and other entities and individuals).

The Consultant hereby acknowledges the Company’s exclusive ownership of such Confidential Information.

(b)          The Consultant agrees as follows: (1) only to use the Confidential Information to provide services to the Company and its affiliates; (2) only to communicate the Confidential Information to third parties on a need-to-know basis; and (3) not to otherwise disclose or use any Confidential Information, except as may be required by law or otherwise authorized by the Board. Upon demand by the Company or upon termination of the Consulting Agreement, the Consultant will deliver to the Company all manuals, photographs, recordings and any other instrument or device by which, through which or on which Confidential Information has been recorded and/or preserved, which are in the Consultant’s possession, custody or control.

8.            Ownership and Confidentiality of Data and Work Product.

(a)          The Company, its employees, officers, affiliates, agents, counsel, and third parties shall make confidential information and other information, data and documents available to the Consultant during the course of the Consultant providing the Services to the Company (collectively, "Data"). The Consultant agrees to treat all Data as proprietary to the Company and to keep such Data in strict confidence and to treat all Data as proprietary to the Company. The Consultant agrees that the Company shall have sole ownership and title to, and all rights and interests in, all documents, memoranda and other work products prepared, procured, produced, or worked on by the Consultant in the course of providing Services to the Company related to the Data or to Gift Ya Now (collectively, "Work Product"). All Data and Work Product shall be accorded treatment by the Consultant as confidential and proprietary.

(b)          The Consultant acknowledges and agrees that the Company, and any other entity designated by the Company shall have the sole, exclusive right to use the Work Product for any purpose that, in its sole discretion, it elects.

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9.            Asset Assignment.

In consideration of this Agreement, Consultant hereby assigns to the Company all of the assets owned by the Consultant related to Consultant’s business operations being conducted through the name Gift Ya Now including, but not limited to, software code base, original design / creative elements, domain name and all strategic business relationships. The Company intends to incorporate these assets into a separate business line which is intended to utilize the Gift Ya Now name. Consultant will work with the Company to integrate and launch this business line. In connection with the foregoing, Consultant will execute any and all documents reasonably requested by the Company to effect the assignment hereunder.

10.          Conflicts.

(a)          The Consultant hereby represents and warrants that (i) no conflict of interest shall arise as a result of the Services to be provided hereunder and (ii) this Agreement and the Services to be provided hereunder do not violate any agreement between Consultant and any third party.

(b)          The Consultant hereby covenants that (i) it shall not perform any services for itself or on behalf of any third party which shall create a conflict of interest with the Services to be performed hereunder, and (ii) it shall not enter into any contract which would be violated by the performance of the Services provided, or to be provided, hereunder.

11.          Injunctive Relief.

Each party acknowledges that a breach or threatened breach of any of the covenants or other agreements contained herein would give rise to irreparable injury to the party relying on such covenant or other agreement which injury would be inadequately compensable in money damages. Accordingly, such party or where appropriate, a client of such party, may seek and obtain an injunctive relief from the breach or threatened breach of any provision, requirement or covenant of this Agreement, in addition to and not in limitation of any other legal remedies which may be available.

The parties acknowledge and agree that the covenants contained herein are necessary for the protection of the parties' respective legitimate business interests and are reasonable in scope and content.

12.          Compliance with Law; Indemnification.

(a)          The Consultant shall comply with all securities laws and regulations applicable to the Consultant, and all policies, rules and requirements of any exchange or quotation system on which the shares of the Company trade.

(b)          The Consultant shall not provide any person or entity with investment advice, analysis or recommendations regarding the Company and/or its securities.

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(c)          The Consultant hereby covenants and agrees to indemnify the Company, its stockholders, directors, officers, employees, affiliates, and agents and their respective successors and assigns and to hold them harmless from and against any and all losses, claims, liabilities, obligations, fines, penalties, damages and expenses, including reasonable attorney's fees incurred by any of them resulting from or arising out of any action by the Consultant which constitutes a violation of any law or regulation or as a result of any misrepresentation or other breach of this Agreement made by the Consultant.

13.          Miscellaneous Provisions.

(a)          Presumption. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

(b)          Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day thereafter which is not a Saturday, Sunday or legal holiday.

(c)          Titles and Captions. All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

(d)          Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons may require.

(e)          Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purpose of this Agreement.

(f)          Good Faith, Cooperation and Due Diligence. The parties hereto covenant, warrant and represent to each other good faith, complete cooperation, due diligence and honesty in fact in the performance of all obligations of the parties pursuant to this Agreement. All promises and covenants are mutual and dependent.

(g)          If any provision of this Agreement, or the application of such provision to any person or circumstance, becomes or is found to be illegal, shall be held invalid, or unenforceable for any reason, such clause provision must first be modified to the extent necessary to make this Agreement legal and enforceable and then if necessary, second, severed from the remainder of the Agreement to allow the remainder of the Agreement to remain in full force and effect.

(h)          Assignment. This Agreement may not be assigned by either party hereto without the written consent of the other, but shall be binding upon successors of the parties.

(i)          Notices. All notices required or permitted to be given under this Agreement shall be given in writing and shall be delivered, either personally or by express delivery service, to the party to be notified. Notice to each party shall be deemed to have been duly given upon delivery, personally or by courier (such as FedEx or similar express delivery service), at the address set forth heretofore, or to such other offices or address as either party may designate, upon at least ten (10) days' written notice, to the other party.

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(j)          Governing Law; Arbitration. The validity, performance, construction and effect of this Agreement shall be governed by the laws of the State of California, applicable to agreements to be wholly performed within the State of California. Any and all disputes, complaints, controversies, claims and grievances arising under, out of, in connection with, or in any manner related to this Agreement or the relation of the parties hereunder (other than disputes under the Confidentiality Agreement which shall be resolved in accordance with the provisions thereof) shall be submitted to final and binding arbitration to be conducted by the American Arbitration Association in Orange County, California, in accordance with its Commercial Arbitration Rules (including the Expedited Procedures thereof). Arbitration proceedings hereunder may be commenced by written notice from either party hereto to the other party. Such proceedings and evidence shall be confidential. The arbitrator shall have the power and the authority to make such decisions and awards as he shall deem appropriate, including granting damages and costs to the prevailing party (including fees of the arbitrator, but excluding punitive, exemplary, consequential or special damages and attorneys' fees), and the granting or issuance of such mandatory directions, prohibitions, orders, restraints and other injunctions as he may deem necessary or advisable directed to or against any of the parties, including a direction or order requiring specific performance of any covenant, agreement or provision of this Agreement as a result of a breach or threatened breach thereof. In arriving at his decision, the arbitrator shall be free to consider all such matters, facts and principles, including the comparative fault of the parties, as he in his sole discretion shall determine. To the extent that there is a prevailing party in the arbitration, the losing party shall pay all costs of the arbitration; otherwise the costs of such arbitration shall be borne equally by the parties, provided that in either case each party shall bear the cost of its own attorneys' fees and expenses. Any decision and award of the arbitrator shall be final, binding and conclusive upon both of the parties hereto and said decision and award may be entered as a final judgment in any court of competent jurisdiction. It is expressly agreed that arbitration as provided herein shall be the exclusive means for determination of all matters as above provided and neither of the parties hereto shall institute any action or proceeding in any court of law or equity, state or federal, other than respecting enforcement of the arbitrator's award hereunder. The foregoing sentence shall be a bona fide defense in any action or proceeding instituted contrary to this Agreement.

(k)          Entire Agreement. This Agreement contains the entire understanding and agreement among the parties. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto. This Agreement may be amended only in writing signed by all parties.

(l)          Waiver. A delay or failure by any party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

(m)        Counterparts. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. In the event that the document is signed by one party and faxed to another, the parties agree that a fixed signature shall be binding upon the parties to this agreement as thought the signature was an original.

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(n)         Successors. The provisions of this Agreement shall be binding upon all parties, their successors and assigns; provided that this Agreement may not be assigned by either Company or Consultant without the express written consent of the other.

(o)         Counsel. The parties expressly acknowledge that each has been advised to seek separate counsel for advice in this matter and has been given a reasonable opportunity to do so.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Consulting

Agreement to be effective as of the day and year provided herein.

EVENTURE INTERACTIVE, INC.		CONSULTANT

By:	/s/ Gannon K. Giguiere	/s/ Vinay Jatwani
Name: Gannon K. Giguiere		Name: Vinay Jatwani
Title: Chief Executive Officer

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Schedule A

1.	Engagement Period: 24 Months

2.	Duties:

Consultant will work directly with the Company’s executive team and will have responsibility for growing the Company through acquisitions, joint ventures, partnerships and divestments.  He will identify, evaluate, develop, and implement acquisition, partnership, and alliance opportunities that support strategic growth initiatives.

The Company anticipates, as a means to accelerate growth, entering into multiple deals including acquisitions, joint ventures and partnerships across geographies and product lines.  The Consultant will help manage all aspects of the Company’s M&A process.

He will lead and coordinate the development, analysis and execution of proposed mergers, acquisitions, divestitures and/or other strategic relationships within this category and provide strong linkage to the entire executive team on a deal-by-deal basis.

Specific responsibilities include:

•	Assist in the development and understanding of business unit strategies
•	Identify strategic investment or divestment opportunities and communicate recommendations to executive leadership as appropriate
•	Lead transaction process, including coordination of sponsor business, functional diligence teams, and management of external consultants and advisors, etc.
•	Lead M&A transaction process including:
o	Identify target opportunities
o	Originate and qualify acquisition and partnering targets
o	Conduct acquisition due diligence
o	Negotiation and closing processes
o	Manage the post-acquisition integration processes
•	Build and maintain productive relationships with corporate and business unit executives, with target company management teams, and professional networks that can assist in development initiatives
•	Provide M&A training across organization
•	Be considered a strategic thought leader, demonstrating strong business acumen, and be a change agent
•	As necessary, provide support to critical non-M&A related projects
•	Help the Company to maintain a strong bench of M&A and Business Development professionals, providing strong career advancement opportunities
•	Integration of Gift Ya Now into Company’s business

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3.	Cash Compensation: $50,000 per year payable in equal bi-monthly amounts (twice a month)

4.	Annual Bonus: To be determined by achievement of Milestones set by the Board of Directors during each year of the Engagement Period.

5.	Stock Option Grant: 175,000 non-statutory options under the Company’s 2012 Equity Incentive Plan to purchase 175,000 shares of the Company’s common stock at $1.00 per share with an immediate vest and an option life of 10 years.

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